Exhibit 99.2

Qumu Corporation

3rd Quarter 2013 Conference Call

October 23, 2013

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation 3Q 2013 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Wednesday, October 23, 2013.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its third quarter 2013 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes severance expenses and the amortization of Qumu acquisition intangibles. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future business performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Qumu.

Sherman Black

•	Good afternoon and thank you for joining us on our third quarter 2013 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	Today we announced our third quarter financial results. Total revenues of $21 million were at the high end of our guidance and we increased our cash position by $2 million.
•	Software revenues were $4.4 million, a strong increase from a year ago, but not at a level that we believe reflects our potential and significantly growing pipeline.
•	I’d like to spend the next several minutes discussing some recent initiatives we undertook in the quarter to strengthen our position in the enterprise video content management market and the success we’ve seen to date. I’ll also provide an update on our disc publishing business and the outlook. Jim will review our third quarter financial results and provide an outlook for the remainder of the year.
•	Then we’ll open the call for your questions.
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Software

•	As I mentioned, our Qumu software revenues demonstrated strong growth year over year.
•	Contracted commitments totaled $3.8 million and the backlog was $10.7 million at the end of September.
•	We signed three new large customers in the third quarter. They included a global financial services provider, the Canadian division of an international consulting firm and a governmental entity in the Middle East.
•	While these results demonstrate continued traction in our software business, there were several important developments in the quarter that we believe will drive significantly stronger contract bookings growth beginning in Q4.
•	On September 16th, we officially changed our corporate name to Qumu and launched a new corporate identity that is reflected on outbound marketing content. As part of the effort, we have a new corporate website, qumu.com and a new stock symbol – Q-U-M-U. And to support its introduction, we did a comprehensive outreach to customers and media.
•	The Qumu name and identity reflects our commitment to the rapidly growing video content management market and optimism about its contribution to the company’s future growth prospects.
•	Video is becoming the new document and corporations and other enterprises need video content production, management and secure delivery. To showcase Qumu software’s differentiating capabilities, our new website features rich video content focused on use cases, customer insight, vertical markets and technology.
o	We’ve had great reception to our Qumu branding initiative as demonstrated by the increase in our website traffic. The number of visits, unique visitors and page views are all up more than 80% in the second half of September compared with the first half.
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•	We were also extremely excited to be recognized as a leader in enterprise video content management market in a Magic Quadrant report very recently published by Gartner.
•	Our ranking in the Gartner report is important for several reasons.
o	First, the report validates the market potential of enterprise video content management
o	Second, it validates Qumu’s differentiation in this fast growing market. Specifically:
▪	Our Secure delivery technology, be it live broadcast, streaming on-demand, or offline;
▪	The Strength of our enterprise integrations;
▪	Flexible deployment of our offerings and;
▪	Rich Mobile Apps
•	Customer reaction has been very positive, resulting in increased traction with new accounts.
•	The result has been a significant increase in our pipeline. This increase, along with the maturing of our sales team investments from earlier in the year, has led us to have high expectations for Q4. We expect our contracts in the quarter to significantly exceed the level of any one of the prior three quarters.
•	To support our anticipated growth, we have continued to expand our footprint. During the quarter, we hired three experienced sales reps from the industry, who joined Qumu because they recognize our differentiation and the market opportunity. We also brought in a new head of marketing to help us expand our message.

We have made a great deal of progress in establishing Qumu as a leader in enterprise video content management. We see our momentum building in the marketplace and we look forward to demonstrating our potential with a solidly improved contract bookings performance in Q4.

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Disc Publishing

•	Turning now to disc publishing…
•	Our revenue in Q3 was $16.7 million, a decrease of 8% from the prior year.
•	Again, we saw a strong revenue performance from consumables, particularly in the retail sector.
•	Hardware sales remain under pressure, as cloud based, file sharing products and mobile technologies continue to gain traction in the market.
•	As we’ve mentioned before, we have a significant opportunity with the federal government that has been approved but long delayed due primarily to budget issues. We believe these opportunities are still valid, but we’re not in a position to predict anything about the timing of government actions in the near term.
•	Importantly, the third quarter reflected the cost cutting efforts that we took in Q2 in our disc publishing business. This resulted in a decline in total operating expenses of over a million dollars on both a year over year and quarter over quarter basis and enhanced the profitability of the disc publishing operation, which continues to generate significant cash.
•	Looking ahead, we are confident that demand for disc publishing will continue in several select markets including surveillance, media and entertainment, medical, photo retail and financial services.
•	We believe that our disc publishing infrastructure is now optimized to serve these markets effectively while generating positive cash flow from operations on a consistent basis.
•	As a result of the improved disc publishing profitability and stronger working capital management, our cash balance at the end of September increased $2 million from the end of the second quarter, a significant accomplishment for the Company given the ongoing investments we continue to make in our software business.

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Summary

•	In closing, I am very pleased with our progress.
•	Social business and video adoption in the enterprise are creating a rapidly growing market and our software has differentiated features resulting in an expanding pipeline.
•	With our recent restructuring of our disc publishing operation, we are now better positioned to continue to pursue opportunities and serve this market effectively while generating an ongoing cash flow from this business.
•	With that, I’d like to turn the call over to Jim.

Jim Stewart

•	Thanks, Sherman.
•	I will begin with a review of our P&L
•	Revenues in the third quarter totaled $21.1 million compared with $20.9 million in the third quarter last year, a 1% increase. This reflected strong growth in software revenues that was mostly offset by a decrease in disc publishing revenues.
•	Software revenues were $4.4 million, 59% above revenues in the third quarter of 2012, continuing the strong growth we saw in our first half results.
•	Software contracted commitments were $3.8 million compared with $4.5 million last year. As Sherman stated earlier, we expect much stronger contracted commitments in this year’s fourth quarter.
•	The backlog of software contracted commitments ended the third quarter at $10.7 million, down slightly from the end of last quarter.
•	Disc publishing revenues totaled $16.7 million, a decrease of 8% from last year. These revenues included a significant consumables order from a retail customer in North America. Retail consumable orders are usually larger orders and their timing is difficult to predict quarter to quarter. We would expect this retail consumables demand to normalize over the next few quarters.
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•	Third quarter consumable sales of printer ribbons, cartridges, and optical media were up 13%. Driving this growth was the large retail consumables order as mentioned. Service revenue including parts also increased 12% with higher maintenance contract attach rates the main driver of this growth. These recurring revenues represented 60% of total company revenues in the third quarter compared with 54% in the prior year.
•	Hardware sales decreased 42% from the third quarter of 2012. Included in last year’s revenues was a large refresh order from a significant financial services customer. Excluding that sale, hardware revenues were down 17%.
•	Disc Publishing international sales were down 4% from the third quarter of 2012. These sales represented 27% of total sales in the recent third quarter, compared with 29% in the third quarter of 2012.
•	Compared with last year’s third quarter, currency changes had minimal impact on disc publishing revenues with positive Euro changes offsetting negative currency changes in Japan.
•	Third quarter 2013 sales in Europe for disc publishing were down 2% from last year, with hardware sales down by 11% and recurring revenues up 1%.
•	Disc publishing sales in Asia Pacific were up 4% from last year with Hardware sales increasing 15% and recurring revenues decreasing 3%.

Margins, Expenses, Bottom-line

•	Moving down the income statement, the gross margin was 47% for the third quarter of 2013 compared with 48% last year.
•	Qumu software gross margin in the third quarter was 53%. This was lower than last quarter’s 69% and lower than expected due to our third quarter deal mix which included more 3rd party products sold as part of our solution revenue. This led to a higher cost of sales thus a lower margin. We expect this to normalize and for software gross margins to improve in the fourth quarter.
•	Disc publishing gross margin was 45%. This margin is lower than last year’s 48% gross margin due to a lower value and mix of hardware revenue in this year’s third quarter. As stated earlier, third quarter 2012 hardware revenues included a large financial services refresh order that did not recur this year.
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•	Excluding the impact of the third quarter 2012 non recurring charges for impairment of goodwill and intangible assets, operating expenses in this year’s third quarter were $11.0 million, compared with $12.3 million in third quarter 2012 and $12.3 million in the second quarter 2013. This improvement in opex compared to last year was the result of our cost cutting efforts implemented last quarter in the disc publishing business, a reduction in disc publishing R&D spending and lower legal fees.
•	Third quarter disc publishing operating expenses totaled $5.0 million compared with $5.7 million in the second quarter and $6.4 million last year.
•	Third quarter 2013 software operating expenses were $6.0 million compared with $6.6 million in the second quarter and $5.9 million last year.
•	Total company R&D expenses were $2.8 million in the quarter compared with $3.0 million in the third quarter of last year. Lower disc publishing R&D headcount and project spending were the drivers of this reduction.
•	Third quarter 2013 total company SG&A expenses were $8.0 million, compared with $9.1 million a year ago. This reduction is primarily due to lower disc publishing sales and marketing costs.
•	Adding it all up - we generated a net loss of $1.0 million in the third quarter of 2013 compared with a loss of $42.8 million last year which included three non recurring charges. These charges related to the writeoff of goodwill, reduction in the fair market value of intangible assets and the establishment of a valuation allowance against deferred tax assets. Excluding these charges, the net loss in the third quarter of 2012 was $1.3 million.
•	On a per share basis, excluding amortization charges, the net loss in the third quarter was eight cents. This compares with a loss of nine cents per share in the third quarter of last year on a comparable non-GAAP basis.
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First Nine Months 2013 Results

•	Turning to a brief overview of our YTD results..
•	Total company revenues were up 5% to $61.8 million compared with the prior year.
•	Software revenues have increased significantly to $13.6 million, up 146% compared to last year.
•	Third quarter YTD software contracted commitments total $11.6 million, an increase of about 5% from last year.
•	Disc publishing revenues have declined 9% to $48.2 million with a significant decline in hardware revenue partially offset by an increase in recurring consumables and service revenues. The decline in hardware revenue is largely driven by the comparison against two large refresh orders in 2012 – one in retail photo and another in financial services that did not recur in 2013.
•	Gross margin was 48% for the 2013 period vs. 48% last year.
•	On a non-GAAP basis, excluding amortization, severance expenses and one time charges, the loss per share was 61 cents through the nine months of 2013 compared with a loss of 46 cents last year.

Cash

•	Now turning to our cash position …
•	Cash and marketable securities totaled $48.4 million at September 30, 2013 compared with $46.1 million at the end of June.
•	During the third quarter, we generated approximately $2.5 million in cash from operations compared with a cash usage of$1.9 million in the second quarter. This increase in positive cash generation reflected improved profitability from our disc publishing business and stronger working capital management including lower receivables and inventory levels.
•	Together, receivables and inventory were down by $1.2 million at September 30 compared with the level at the end of June.
•	Capital expenditures totaled $300,000 in the quarter.
•	Year to date, cash used in operations was approximately $400 thousand with capital expenditures of $873,000.
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•	We did not buy back any shares of Qumu stock during the third quarter. The Company has approximately 778,000 shares remaining on its repurchase authorization and may repurchase shares from time to time during the year depending on market conditions.

4Q and 2013 Revenue Guidance

•	Turning now to our outlook on revenues for the fourth quarter and full year 2013…
•	We expect revenues for the fourth quarter to be between $18 and $20 million.
•	Our annual revenue outlook remains unchanged.
•	On a consolidated basis we expect annual 2013 revenues to grow compared to 2012.
•	We continue to expect software revenues in 2013 to grow at a rate in excess of 70% compared with 2012.
•	This growth in software revenues will be partially offset by a decline in Disc Publishing revenues.
•	For the year, we expect cash used in operations to remain in the low single digit millions.
•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

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